Accumulator(R) Life
$145,375 Face Amount

Male, Issue Age 55, Standard Non-Tobacco User Underwriting Risk Class

Planned Annual Premium: $11,264
Using current charges, 6% gross interest rate

The table below shows the monthly progress of the Policy Account Value, the Cash Surrender Value, and the Death Benefit from beginning to end of year 5. The Policy Account Value at the end of year 4 is $46,481 and the Cash Surrender Value is $41,487.

                                                                                                                          End of
                 Beginning of   Beginning of Gross                       Cost of    Mortality  Net        End of month    month Cash
                 Month Policy   Month Death  Premium    Administrative   Insurance  & Expense  Investment Policy Account  Surrender
Year  Month      Account Value  Benefit      Paid       Charge           Charge     Charge     Earnings   Value           Value
 5    49        $57,745        $145,375       $11,264       $47.16         $70.16    $22.14     $197.02      $57,802        $53,830
 5    50        $57,802        $145,375         $ 0         $47.21         $70.16    $22.16     $197.22      $57,860        $53,888
 5    51        $57,860        $145,375         $ 0         $47.25         $70.16    $22.18     $197.42      $57,918        $53,946
 5    52        $57,918        $145,375         $ 0         $47.30         $70.16    $22.20     $197.61      $57,976        $54,004
 5    53        $57,976        $145,375         $ 0         $47.35         $70.16    $22.22     $197.81      $58,034        $54,062
 5    54        $58,034        $145,375         $ 0         $47.39         $70.16    $22.25     $198.01      $58,092        $54,120
 5    55        $58,092        $145,375         $ 0         $47.44         $70.16    $22.27     $198.21      $58,151        $54,178
 5    56        $58,151        $145,375         $ 0         $47.49         $70.16    $22.29     $198.41      $58,209        $54,237
 5    57        $58,209        $145,375         $ 0         $47.54         $70.16    $22.31     $198.61      $58,268        $54,295
 5    58        $58,268        $145,375         $ 0         $47.59         $70.16    $22.34     $198.81      $58,326        $54,354
 5    59        $58,326        $145,375         $ 0         $47.63         $70.16    $22.36     $199.01      $58,385        $54,413
 5    60        $58,385        $145,375         $ 0         $47.68         $70.16    $22.38     $199.21      $58,444        $54,472




CALCULATION OF DEATH BENEFIT

The Death Benefit is level and equal to the Face Amount. A higher alternative Death Benefit may apply if the value in the policy reaches certain levels relative to the face amount. The Alternative Death Benefit is calculated by multiplying the Policy Account Value by a percentage specified in the policy. For example, in the beginning of policy month 49, the percentage is 192%. For this example, the Death Benefit is the maximum of $145,375 and 192%*$46,481 = $89,244. Therefore, the Death Benefit is $145,375.

CALCULATION OF CHARGES

The Monthly Administrative Charge is determined by multiplying the monthly Administrative Charge rate by the then Total Account Value under the policy. The Administrative Charge rate varies depending on the specifics of the policy and the policy year. The monthly charge is 0.08167% in years 1-10, and 0.0133% thereafter. For example, in policy month 49, the Administrative Charge is 0.08167%*($46,481 + $11,264) = $47.16.

The current Monthly Cost of Insurance Charge is determined by multiplying the current Cost of Insurance rate by the greater of then Total Account Value under the policy and the Mortality Charge Base. The Cost of Insurance rate varies depending on the specifics of the policy and the policy year. The current Monthly Cost of Insurance rate is 0.115% in years 1-10 and 0.0792% thereafter. The maximum charge is determined by multiplying the maximum rates set forth in the policy by the amount we have at risk under the policy. The amount at risk is the difference between the (a) the Death Benefit and (b) the then Total Account Value under the policy. For example, in policy month 49, the Mortality Charge Base is $61,008, which is greater than then Total Account Value, $46,481 + $11,264 = $57,845. The Monthly Cost of Insurance Charge is 0.115%*$61,008 = $70.16. The maximum monthly Cost of Insurance rate is .000877 and the maximum Cost of Insurance Charge is 0.000877*($145,375 - ($46,481 + $11,264)) = $76.85.

The Mortality and Expense Risk Charge is deducted from the Policy Account Value each month. The Mortality and Expense Risk Charge rate varies depending on the specifics of the policy and the policy year. The maximum charge (annual rate) is 0.71% in years 1-10, and 0.3% thereafter of the value in our variable investment options. We currently charge (annual rate) 0.46% in years 1-5, and 0.05% thereafter of the value in our variable investment options. For example, in policy month 49, the current Mortality and Expense Risk Charge is (0.46/12) * ($46,481 + $11,264) = $22.14

CALCULATION OF NET INVESTMENT EARNINGS

This illustration assumes that all of the Account Value is invested in Portfolios that achieve investment returns at a constant hypothetical gross annual rate of 6% (i.e., before any investment management fees and other expenses of all of the underlying Portfolio assets). The net annual rate of return takes into consideration investment management fees equivalent to an annual charge of 0.69% and an assumed average asset charge for all other expenses of the underlying Portfolios equivalent to an annual effective rate of 1.03%. After deduction of the arithmetic average of the investment management fees and other expenses of all the underlying portfolios, the corresponding net annual rate of return would be 4.18%. The net annual rate of return does not reflect the mortality and expense risk charge or other charges we deduct from the policy's value each month. However, the policy values shown do reflect all charges. The net annual rates of return on a current basis and on a guaranteed basis are equal.

The net monthly investment earnings is the monthly net rate of return times the Policy Account Value. The monthly net rate of returns is 0.34202%. The Net Investment Earnings in policy month 49, for example, is 0.34202%*($46,481+ $11,264 - $47.16 - $70.16 - $22.14) = $197.02

If the gross annual rate of return were 0%, the net annual rate of return would be -1.72%. Similarly, if the gross annual rate of return were 12%, the net annual rate of return would be 10.08%.

CALCULATION OF POLICY ACCOUNT VALUE

The end of month policy account value is equal to the beginning of month policy account value plus the gross premium less charges, plus net investment earnings. For example, in policy month 49, the end of month policy account value is $46,481 + $11,264 - $47.16 - $70.16 - $22.14 + $197.02 = $57,803.

CALCULATION OF CASH SURRENDER VALUE

A Surrender Charge is deducted from the Account Value is the policy is surrendered during the first 10 years. The Cash Surrender Value is the Policy Account Value minus the Surrender Charge. The Surrender Charge schedule is specified in the policy and varies by policy specifics. The Cash Surrender Value at the end of policy month 49 is $57,802.50 - $3,972.23 = $53,830

CALCULATION DIFFERENCES IN OTHER YEARS:

   - Death Benefit: In later years, the Policy Account Value may become large enough such that the higher Alternative Death Benefit would apply and thus increase the Death Benefit payable.

         Monthly Charges:

   - The Monthly Administrative Charge depends on the Administrative Charge rate and the amount of the Policy Account Value. If the Policy Account Value grows, the Monthly Administrative

         Charge deducted will be higher. The Administrative Charge rate is lower for years after policy year 10.

   - The Monthly Cost of Insurance Charge depends on the Cost of Insurance rate and the amount of the Policy Account Value. If the Policy Account Value grows, the Monthly Cost of Insurance Charge deducted could be higher. The Cost of Insurance rate is lower for years after policy year
         10. The Monthly Cost of Insurance Charge will never be more than the maximum Monthly Cost of Insurance rates times the amount at risk under the policy. The maximum Monthly Cost of Insurance rates increase from one policy year to the next. The amount we have at risk under the policy may increase or decrease over time.

   - The Monthly Mortality and Expense Risk Charge depends on the Mortality and Expense Risk Charge rate and the amount of the Policy Account Value. If the Policy Account Value grows, the Monthly Mortality and Expense Risk Charge deducted will be higher. The Mortality and Expense Risk Charge rate is lower for years after policy year 10.

   - Net Investment Earnings: The monthly net investment Earnings is the net rate of return times the Policy Account Value. The monthly net rate of return does not vary by year for this illustration. If the Policy Account Value increases or decreases, the Net Investment Earnings will increase or decrease, respectively.

   - Policy Account Value: The calculation of the Policy Account Value does not vary by year. The Policy Account Value will increase or decrease over time depending on the Gross premiums paid, the Charges deducted, and the Net Investment Earnings.

   - Cash Surrender Value: The calculation of the Cash Surrender Value is the same during the first 10 policy years, except that the applicable Surrender Charge varies by year. After 10 years, the Surrender Charge will be zero and the Cash Surrender Value will be equal to the Policy Account Value.